Exhibit 99.1

Neurobiological Technologies Receives Nasdaq Closing Bid Price Notification

Emeryville, CA, September 17, 2009 – Neurobiological Technologies, Inc. (NASDAQ: NTII) (“NTI”) announced today that, on September 15, 2009, it received a letter from The Nasdaq Stock Market indicating that the bid price of NTI’s common stock has closed below $1.00 per share for 30 consecutive business days. The letter indicated that a closing bid price below $1.00 per share is a deficiency under Nasdaq’s requirements for continued listing pursuant to Marketplace Rule 5550(a)(2). The letter from Nasdaq further stated that, under Marketplace Rule 5810(c)(3)(A), NTI will be provided 180 calendar days, or until March 15, 2010, to regain compliance with Marketplace Rule 5550(a)(2). To regain compliance, the bid price of NTI’s common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days.

The letter also stated that on March 15, 2010, if NTI meets the Nasdaq Capital Market initial inclusion criteria set forth in Marketplace Rule 5505, except for the bid price requirement, it may be provided with an additional 180 calendar day period to demonstrate compliance. On March 15, 2010, if NTI is not eligible for an additional compliance period, Nasdaq Staff will provide written notification that NTI’s securities will be delisted. Upon such notice, NTI may appeal the Nasdaq Staff’s Determination to a Listing Qualifications Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 5800 Series.

About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc. is a biopharmaceutical company historically focused on developing investigational drugs for central nervous system conditions. On September 8, 2009, the Company filed a preliminary proxy statement relating to its intention to call a special meeting of stockholders to seek approval of a voluntary dissolution and liquidation of the Company.

SOURCE:	Neurobiological Technologies, Inc. www.ntii.com

CONTACT:	Matthew M. Loar, CFO – 510.595.6000